Exhibit 99.1

RadNet Announces Expiration of Its Tender Offer and Consent Solicitation for its 10 3/8% Senior Notes due 2018

LOS ANGELES, April 4, 2014 (GLOBE NEWSWIRE) -- RadNet, Inc. (Nasdaq: RDNT) (the “Company”), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 250 owned and/or operated outpatient imaging centers, today announced the expiration and final results of its previously announced cash tender offer for any and all of its outstanding $200,0000,000 aggregate principal amount of 10 3/8% Senior Notes due 2018 (the “Notes”) and the related solicitation of consents to amend the indenture governing the Notes (the “Consent Solicitation”). The tender offer expired pursuant to its terms at 11:59 P.M., New York City time, on April 3, 2014 (the “Expiration Date”).

On March 25, 2014 (the “Initial Payment Date”), the Company made a payment in cash for all Notes tendered prior to 5:00 P.M., New York City time, on March 20, 2014 (the “Consent Payment Deadline”). As of the Consent Payment Deadline, the Company had received tenders and consents in respect of $193,464,000 aggregate principal amount of the Notes, representing 96.73% of the outstanding Notes, all of which were accepted for purchase. The total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn at or prior to the Consent Payment Deadline and accepted for purchase was $1,056.88 (the “Total Consideration”), which amount included a consent payment (the “Consent Payment”) of $30.00 per $1,000 principal amount of Notes. In addition, all Notes accepted for payment received accrued and unpaid interest in respect of such Notes from the last interest payment date prior to the applicable settlement date to, but not including, the applicable settlement date.

Between the Consent Payment Deadline and the Expiration Date, the Company received no additional tenders of Notes.

As of the Consent Payment Deadline, the Company also received the required consents to amend the indenture governing its Notes.  On March 21, 2014, the Company, the guarantors party thereto, and U.S. Bank National Association, as trustee, entered into a supplemental indenture which eliminated or modified certain restrictive covenants (not including the covenant to pay interest and premium, if any, on and principal of, the Notes when due), and eliminated or modified certain events of default and certain other provisions contained in the indenture governing the Notes (the “Supplemental Indenture”).  The Supplemental Indenture became operative on the Initial Payment Date.

A total of approximately $6,536,000 in aggregate principal amount of the Notes remained outstanding at the Expiration Date. As previously announced, the Company has called for redemption all of its remaining outstanding Notes not purchased prior to the Expiration Date, with a redemption date of April 24, 2014 (the “Redemption Date”). Upon redemption, the holders of the Notes being redeemed will receive a redemption price equal to 105.188% of the outstanding principal amount of the Notes being redeemed (or $1,051.88 per $1,000 in principal amount of the Notes) plus accrued and unpaid interest, if any, up to, but excluding the Redemption Date.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. The tender offer and consent solicitation is made only by means of the Offer to Purchase and the related letter of transmittal. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 250 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,300 employees. For more information, visit http://www.radnet.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the redemption of the Notes. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in RadNet, Inc.'s filings with the Securities and Exchange Commission (the "SEC"). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, RadNet, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If RadNet, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to RadNet, Inc.'s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended.

Contact:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer